SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: June 14, 2005
(Date of earliest event reported)

YOCREAM INTERNATIONAL, INC.
(Exact name of registrant as specified in its Charter)

Oregon	0-16787	91-0989395
State of Incorporation	Commission File Number	IRS Employer Identification
Number

5858 N.E. 87th Avenue	97220
Portland, Oregon	(Zip Code)
(Address of principal
executive office)

Registrant's telephone number, including area code: (503) 256-3754

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition

                 On June 14, 2005, YoCream International issued a press release announcing financial results for the second quarter ending April 30, 2005. A copy of the press release is attached as Exhibit 99.1. This information is being furnished to satisfy Regulation FD, but is not deemed filed under the Securities Exchange Act of 1934.

Item 9.01    Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.
(99.1) Press Release with Second Quarter Earnings

SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this reported to be signed on its behalf of the undersigned hereunto duly authorized.

YOCREAM INTERNATIONAL, INC
(Registrant)
Date: June 20, 2005	By: /s/ W. Douglas Caudell
W. Douglas Caudell, Chief Financial Officer

FOR IMMEDIATE RELEASE
For More Information, Contact:
Terry Lusetti	503-256-3754
Investor Relations	www.yocream.com

YOCREAM INTERNATIONAL SECOND QUARTER SALES UP 4%

PORTLAND, OR - JUNE 14, 2005 - YOCREAM International, Inc. (Nasdaq: YOCM), a manufacturer and wholesaler of frozen desserts and smoothies, today reported the financial results for the second quarter and six months ended April 30, 2005.

     YOCREAM second quarter sales increased 3.7% to $5,037,300 from $4,855,800 in the second quarter of 2004. For the six months ended April 30, sales increased 2.9% to $8,543,400 from $8,305,700 in the year ago period.

     "The sales increases would have been more were it not for our lead club customer electing to use a competitor's smoothie product for one of its nine distribution centers. A noteworthy trend however, is that despite the loss of that club business, we enjoyed double digit growth in other foodservice markets," stated Douglas Caudell, CFO.

     Net income for the second quarter was approximately $151,000, or $0.07 per share compared with $168,200, or $0.07 per share for the same period last year. Net income for the six months was approximately $82,300, or $0.04 per share compared with $159,700, or $0.07 per share for the same period last year.

     "As expected, selling expenses have been higher in 2005 compared to 2004" stated Tyler Bargas, Director of Sales. "We continue to believe that our investment in high-caliber personnel and increased travel associated with our aggressive sales plan will pay off, as already reflected in the increase in non-club foodservice sales." "In the first half of 2005, we also processed new proprietary products for test marketing by significant customers that could result in high volume copacking business in the near future," stated Tyler Bargas, Director of Sales.

     YOCREAM International, Inc. makes, markets and sells frozen desserts, snacks and smoothies throughout the United States and in several foreign countries. It sells primarily to food distributors and wholesale clubs; and the Company's products are available in restaurants, convenience stores, schools, government and military installations, hospitals, corporate cafeterias and wholesale clubs.

     This release may contain certain forward-looking statements, which are based on management's current expectations. Factors that could cause future results to vary materially from these expectations include, but are not limited to, change in distribution abilities, level of customer acceptance of new products, change in co-packing relationships and strategic alliances and other economic, competitive, governmental, regulatory and factors affecting the company's operations, pricing, products and service. For a more complete discussion of the risks associated with forward-looking information, refer to the Risk Factors contained in the company's Form 10-KSB, which was filed with the Securities and Exchange Commission on January 31, 2005.

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YOCREAM INTERNATIONAL, INC.
STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	April 30,		April 30,

	2005	2004	2005	2004

Sales	$ 5,037,260	$ 4,855,752	$ 8,543,420	$ 8,305,736
Cost of goods sold	3,616,140	3,493,765	6,150,410	5,984,577

Gross profit	1,421,120	1,361,987	2,393,010	2,321,159
Selling and marketing expenses	589,803	550,870	1,104,218	984,359
General and administrative expenses	558,641	521,973	1,098,326	1,039,405

Income from operations	272,676	289,144	190,466	297,395
Other income (expenses), net	(35,089)	(20,358)	(62,013)	(42,176)

Income before income taxes	237,587	268,786	128,453	255,219
Income tax provision	86,600	100,600	46,200	95,500

Net income	$ 150,987	$ 168,186	$ 82,253	$ 159,719

Earnings per common share - basic	$0.07	$0.07	$0.04	$0.07

Earnings per common share - diluted	$0.07	$0.07	$0.04	$0.07

Shares used in basic earnings
per share	2,134,810	2,277,956	2,159,268	2,277,956

Shares used in diluted earnings
per share	2,138,360	2,302,939	2,162,818	2,304,740

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YOCREAM INTERNATIONAL, INC.
BALANCE SHEETS

	April 30,	October 31,
	2005	2004
	(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$2,630,366	$3,806,993

Accounts receivable, net	1,066,992	910,010
Inventories	2,265,725	1,866,051
Other current assets	554,283	219,634
Income taxes receivable	21,254	51,154
Deferred tax asset	194,519	194,519

Total current assets	6,733,139	7,048,361

Fixed assets, net	6,177,451	6,328,875
Intangible and other long-term assets, net	413,144	399,672

	$13,323,734	$13,776,908

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt	$403,319	$403,319

Accounts payable	1,562,931	1,208,074
Accrued liabilities	197,903	170,218

Total current liabilities	2,164,153	1,781,611

Long-term debt, less current portion	2,105,784	2,305,939
Interest rate swap, at fair value
Deferred tax liability	1,084,120	1,070,720
Other liabilities	54,270	46,060

Total liabilities	5,412,327	5,204,330

Shareholders' equity
Common stock, no par value, 30,000,000 shares
Authorized; 2,110,400 and 2,282,500 shares issued	3,998,757	4,739,581
and outstanding at April 30, 2005 and October 31, 2004,
respective ly
Retained earnings	3,915,250	3,832,997
Accumulated other comprehensive loss	(2,600)

Total shareholders' equity	7,911,407	8,572,578

	$13,323,734	$13,776,908